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                                                                    EXHIBIT 10.7

March 18, 1999


William G. Langley
7510 S.W. Westmoor Way
Portland, OR  97225


Re:  Employment Agreement

Dear Bill:

800-U.S. Search ("U.S. Search" or the "Company") is pleased to offer you the position of Vice President and Chief Financial Officer, effective March 29, 1999, on the following terms (the "Agreement"):

As Vice President and Chief Financial Officer for U.S. Search, your work location will be in the San Francisco Bay Area. Temporarily, however, you will work in our current office in Southern California until the Company establishes its office in the San Francisco Bay Area. You will be expected to perform the duties customarily associated with this position, reporting directly to the President and Chief Executive Officer. Of course, the Company may change your job duties and work location from time to time, as it deems necessary. You will be expected to work the hours required by the nature of your work assignments.

Your initial base salary will be one hundred seventy thousand ($170,000) per year, less standard deductions and withholdings, paid bi-weekly. You will be eligible for annual performance bonuses based on goals and objectives to be mutually agreed upon by you and the Chief Executive Officer. The Company agrees that your incentive bonus plan for 1999 will be completed within sixty (60) days after your employment commences.

You will be granted a stock option on your date of hire with respect to one hundred fifty (150) shares of the Company's common stock (or such higher number that equals one and one half percent (1-1/2%) of the fully diluted shares outstanding of the Company at the date of the grant (excluding convertible debentures), at an exercise price equal to the price per share, calculated on the basis of a $80,000,000 Company valuation, which the Board believes is the fair market value of a share of the Company's common stock on the date of the grant. The stock option will be an incentive stock option to the extent permissible under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). One-fourth of the shares subject to the option will vest one year after the date of grant; and an additional one-fourth of the shares will vest on the three subsequent anniversaries of the date of grant. Your stock option will be granted under the "800-U.S. Search Amended and Restated 1998 Stock Incentive Plan" (the "Option Plan") and will be evidenced by the Stock Option Award Agreement, attached as Exhibit A.

In addition to your salary and incentive compensation, you will be eligible for executive-level Company benefits consistent with Company policy, including vacation, 401(k) plan, life insurance

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and medical and dental coverage. The Company will reimburse you for reasonable documented business expenses pursuant to Company policy. Details about these benefits will be available for your review. Your compensation and benefits will be subject to changes in the Company's compensation and benefit plans applicable to Company executives generally.

You will be expected to abide by all of the Company's policies and procedures. As a condition of your employment, you agree to sign and comply with the Company's Proprietary Information and Inventions Agreement (attached as Exhibit
B).

You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except in a writing signed by the Chief Executive Officer.

If the Company terminates your employment without Cause: (i) at any time during the first twelve (12) months of your employment, the Company will continue to pay your base salary then in effect, as severance, for six (6) months; or (ii) at any time after your first twelve (12) months of employment, the Company will continue to pay you, as severance, your base salary then in effect for the following twelve (12) months, and you will receive a pro-rata share of any bonus due for the period prior to the termination date. These severance payments will be subject to standard payroll deductions and withholdings, payable on the Company's normal payroll dates. You will not be entitled to any additional compensation or benefits beyond what is provided in this paragraph. In the event of your termination without Cause, the severance obligations will be reduced by any compensation received from other employment or the substantial equivalent of other employment (e.g., consulting) during the severance period.

You acknowledge that by virtue of your position with the Company you will develop considerable expertise in the business operations of the Company and will have access to extensive confidential information with respect to the Company. You also acknowledge that this is a personal services contract wherein your services are of a special, unique, unusual, extraordinary and intellectual character. You further acknowledge that your services will have peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law. You acknowledge that the Company would be irreparably damaged, and its substantial investment materially impaired, if you were to enter into an activity competing with the Company's business in violation of the terms of this Agreement or if you were to make unauthorized use or disclosure of any confidential information concerning the business of Company. Therefore, in order to protect the trade secrets and confidential and proprietary information of the Company, you agree that while the Company is paying you severance, you will not obtain employment with, perform work for, or engage in any professional activity on behalf of any company, person or entity that directly competes in any manner with the business of the Company without first obtaining written authorization from the Company. You further agree to notify the Company, in writing, before you obtain employment with, perform work for, or engage in any professional activity on behalf of any company, person or entity in the search business. In the event that you engage in any such competitive activity in breach of this Agreement, the Company may stop its salary continuation payments to you and seek equitable relief (e.g., injunctions) to prevent any such competitive activity. You agree that if you resign from your employment with the Company, all the provisions in this paragraph will apply if

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the Company decides, in its sole discretion, to provide you with all of the same consideration you would have received if your employment had been terminated without Cause. If you resign and the Company does not exercise the option described in the preceding sentence, all compensation and benefits will cease immediately, and you will receive no severance benefits or any other compensation or benefits. You expressly acknowledge that you are voluntarily entering into this Agreement, that the provisions in this paragraph are a material inducement to the Company in entering this Agreement, and that the terms and conditions of this Agreement are fair and reasonable to you in all respects.

If, at any time, your employment is terminated for Cause, all compensation and benefits will cease immediately, and you will receive no severance benefits, pro-rated bonus or any other compensation or benefits. For purposes of this Agreement, "Cause" means: (i) conviction of any felony or any crime involving moral turpitude or dishonesty; (ii) participation in a fraud or act of dishonesty against the Company; (iii) material breach of the Company's policies;
(iv) intentional damage to the Company's property; (v) material breach of this Agreement; (vi) material breach of the Proprietary Information and Inventions Agreement or other disclosure of nonpublic Company information; (vii) participation in any conduct, either directly or indirectly, that competes with the business of the Company; or (viii) conduct by you, which in the good faith and reasonable determination of the Company's Chief Executive Officer demonstrates gross unfitness to serve or unacceptable job performance.

To ensure rapid and economical resolution of any disputes that may arise under this Agreement or that relate in any way to your employment, you and the Company agree that any and all disputes or controversies of any nature whatsoever, relating to your employment or regarding the interpretation, performance, enforcement or breach of this Agreement will be resolved by confidential, final and binding arbitration (rather than trial by jury or court or resolution in some other forum), to the fullest extent permitted by law, by Judicial Arbitration and Mediation Services/Endispute ("JAMS") under the then-existing JAMS rules. Nothing in this paragraph is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. In the event that the prevailing party in arbitration seeks enforcement of the arbitration award in a court of law, the prevailing party in that court action will be entitled to be reimbursed for its costs and attorneys fees.

This letter Agreement and Exhibits A and B constitute the complete, final and exclusive embodiment of the entire agreement between you and U.S. Search with respect to the terms and conditions of your employment. This Agreement is entered into without reliance upon any promise, warranty or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties, representations or agreements. It may not be amended or modified except by a written instrument signed by you and a duly authorized officer of the Company. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement will be governed by, and construed in accordance with, the laws of the State of California, without giving effect to any choice of law or conflict of law rules or provisions that could cause the application of the laws of any jurisdiction other than the State of California.

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As required by law, this offer of employment is subject to satisfactory proof of your right to work in the United States.

I trust that the points outlined above fully clarify the terms of U.S. Search's employment offer. If you choose to accept our offer under the terms described above, please sign below and return this letter to me. I am excited by the prospect of your joining the U.S. Search team. We look forward to a productive and enjoyable work relationship helping U.S. Search grow.

                              Very truly yours,

                              800-U.S. Search


                              By: /s/ C. N. Keating, Jr.
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                                    C. N. Keating, Jr.
                                    President and Chief Executive Officer

Exhibit A - Stock Option Award Agreement (with attachments)
Exhibit B - Proprietary Information and Inventions Agreement

Acknowledged and Accepted:


/s/ William G. Langley
-------------------------------
William G. Langley

Date: 3/25/99
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                                   EXHIBIT A

                         STOCK OPTION AWARD AGREEMENT

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                                   EXHIBIT B

               PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT



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